Exhibit 99.1

Contact:

Fred Aslan, M.D.

Director of Corporate Strategy and Investor Relations

faslan@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen and TopoTarget Announce License and Collaboration Agreement

for Development and Commercialization of Novel Phase I HDAC Inhibitor

for Oncology

Conference Call Details: CuraGen’s management will discuss the licensing agreement on a live conference call for financial analysts and investors at 8:30 a.m. EDT on Friday, June 4, 2004. The dial-in numbers are (877) 252-5428 (domestic) or (706) 634-1481 (international). Please call five to ten minutes prior to the scheduled start time. The call will also be webcast at www.curagen.com. A replay of the conference call will be available starting at 10:30 a.m. EDT on Friday, June 4, 2004 through July 4, 2004, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international). The passcode for the replay is 7883234.

New Haven, Conn. and Copenhagen, Denmark—June 3, 2004 – CuraGen Corporation (NASDAQ: CRGN) and TopoTarget A/S, today announced a license and collaboration agreement to develop and commercialize PXD101, a novel histone deacetylase (HDAC) inhibitor for the treatment of solid and hematological cancers. PXD101 is currently in a Phase I clinical trial in patients with advanced solid tumors and is one of the most advanced HDAC inhibitors in development. HDAC inhibitors are a new class of potential anti-cancer agents that have shown promise in preclinical and clinical studies. The two companies will also work together to identify additional candidates from TopoTarget’s extensive HDAC inhibitor library for clinical development in the treatment of cancer and inflammatory diseases.

Under the terms of the agreement, CuraGen is acquiring exclusive rights to develop, and commercialize PXD101 in North America, Asia and all other markets excluding Europe. TopoTarget will retain commercialization rights in Europe. TopoTarget is expected to receive: a $5 million equity investment; $5 million in license fees; up to $10 million within the next 12 months in milestones and research support; $4 million over the subsequent 24 months in research support; and up to $27 million in additional milestone payments based on successful development, regulatory approval, and commercialization of PXD101. TopoTarget is expected to receive royalties from CuraGen based on sales of PXD101 outside of Europe, and CuraGen is expected to receive reciprocal royalties from TopoTarget based on sales of PXD101 in Europe. CuraGen will fund the global development of PXD101. In addition, CuraGen has an option to select additional HDAC compounds from TopoTarget for clinical development in oncology and other indications for a take-up fee not to exceed $1 million and up to $30 million in milestone payments based on successful development, regulatory approval, and

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commercialization of each additional product. TopoTarget has the option to fund a portion of the global development of PXD101 and additional products in exchange for higher royalties. Potential payments to TopoTarget from CuraGen based on the successful development and commercialization of PXD101 and 2 additional HDAC inhibitor products could exceed $100 million.

As a result of CuraGen’s collaboration with TopoTarget, CuraGen expects to increase its 2004 operating cash burn by $8 to $12 million from its previously provided guidance.

“We are pleased to be working together with TopoTarget, a leader in the HDAC field. PXD101 strengthens CuraGen’s oncology portfolio with a promising Phase I small molecule candidate. We feel confident that CuraGen’s strong foundation in genomics will continue to enable us to advance promising internal programs, and, as in the case of PXD101, will give us an advantage in selecting and advancing the most promising compounds available for collaborative development,” stated Jonathan M. Rothberg, Ph.D., Chief Executive Officer, President and Chairman of CuraGen. “In addition to the clinical progress we hope to achieve with PXD101, we also expect that by the end of the year we will have CG53135 in Phase II for cancer supportive care, have CR002 in Phase I for kidney inflammation, and have announced additional internal programs for clinical development in 2005 and beyond.”

“We are impressed by CuraGen’s insight, management team and capabilities to drive PXD101 forward. Our chemistry expertise, assays, and pharmacological knowledge concerning HDAC inhibitors, combined with CuraGen’s platform and capabilities, is very synergistic for developing PXD101 and selecting additional promising drug candidates for clinical development,” stated Peter Buhl Jensen, MD, PhD, Chief Executive Officer of TopoTarget. “We believe that this collaboration provides a global strategy to rapidly bring our HDAC inhibitors to market for oncology, inflammatory diseases, and other related indications.”

“HDAC inhibitors are one of the most exciting new mechanistic approaches being developed for cancer today. PXD101 is a promising new compound that has the potential to play a role in several types of cancers,” stated Vincent T. DeVita, Jr., MD, Director of CuraGen Corporation, Amy and Joseph Perella Professor of Medicine of Yale Cancer Center and Yale School of Medicine, and past Director of the National Cancer Institute (NCI).

“PXD101 is a good fit for CuraGen given our expertise, evolving pipeline in oncology, and the clinical development momentum we are building,” stated Timothy Shannon, M.D., CuraGen’s Executive Vice President and Chief Medical Officer. “We hope to further accelerate this program, as well as our other programs, through the application of genomics to identify biomarkers, select appropriate patients, measure response and further improve the efficiency of our clinical development process.”

About PXD101 and Development Milestones

PXD101 is a Phase I HDAC inhibitor being investigated for the treatment of various solid and hematologic cancers. PXD101 is one of the most advanced HDAC inhibitors in clinical development and has been shown in preclinical studies to have a favorable therapeutic window based on PXD101’s targeted activity on cancer cells versus normal cells. PXD101 has the potential to treat a wide range of solid and hematologic malignancies either as a monotherapy, or in combination with other active anti-cancer agents.

An initial multicenter Phase I trial of PXD101 is ongoing at The Royal Marsden Hospital (London and Surrey, UK) and the Beatson Oncology Centre (Glasgow Scotland). A total of 24 to 36 patients with advanced solid tumors may be enrolled in this study in order to evaluate the safety, pharmacokinetic, and pharmacodynamic response to PXD101.

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Given that PXD101 may play a role in both solid and hematological malignancies, in addition to the ongoing Phase I trial in patients with advanced solid tumors, CuraGen and TopoTarget plan to initiate a new Phase I trial of PXD101 in patients with hematological malignancies during the Summer of 2004.

About HDAC Inhibitors

A growing body of research highlights the role of histone deacetylases (HDAC) in regulating gene expression, particularly the expression of cancer-related genes. HDAC inhibitors represent a new mechanistic class of anti-cancer therapeutics that target HDAC enzymes, and have been shown to: arrest growth of cancer cells (including drug resistant subtypes); induce apoptosis, or programmed cell death; promote differentiation; inhibit angiogenesis; and sensitize cancer cells to overcome drug resistance phenotype when used in combination with other anti-cancer agents. HDAC inhibitors are believed to play a role in a wide range of solid malignancies such as breast, colon, lung and ovarian cancers, and hematological malignancies, such as lymphomas, leukemias and myeloma. The current global oncology therapeutic market is estimated to be worth over $20 billion.

About TopoTarget

TopoTarget is a British/Danish biopharmaceutical company dedicated to the discovery, development and clinical progression of new and improved therapeutics for the cancer patient. The Company results from the merger of TopoTarget A/S, the Danish oncology company and Prolifix Ltd, the UK-based cell cycle company. TopoTarget develops and markets novel pharmaceuticals and aims to identify new indications for existing compounds. It applies its precise and in-depth understanding of the molecular mechanisms of cancer with its wide experience in clinical oncology practice to develop new and effective medicines to combat the disease. TopoTarget has three products in its clinical pipeline including TopoTect® which is in Phase III clinical trials for the prevention of severe tissue damage following accidental chemotherapeutic extravasation. TopoTect®/etoposide co-therapy for treating brain metastasis and its proprietary HDAC inhibitor PXD101. The Company recently received the City of Copenhagen Enterprise Award in recognition of its work to develop TopoTect®. TopoTarget is based in Copenhagen, Denmark and Oxford, UK. For more information refer to http://www.topotarget.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammation, obesity and diabetes, and central nervous system disorders. CuraGen’s therapeutics are based on targets from the human genome that are believed to play a role in important mechanisms underlying disease, including cell proliferation, anti-angiogenesis and peripheral metabolism. CuraGen has established broad development alliances with Abgenix and Bayer, and its experienced preclinical and clinical teams are rapidly advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s expertise in systems biology, genomics and bioinformatics is now being used to prioritize therapeutic candidates with the highest chance of reaching the market and to help predict efficacy and safety in clinical trials. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

Safe Harbor

This press release may contain forward-looking statements, including statements about our intention to identify additional candidates from TopoTarget’s extensive HDAC inhibitor library for clinical development in the treatment of cancer and inflammatory diseases, our expectation to increase our 2004 operating cash burn by $8 to $12 million from our previously provided guidance, our ability to advance

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our promising internal clinical development programs and the most promising compounds available for collaborative development, our ability to initiate a new Phase I of PXD101 in patients with hematological malignancies during the Summer of 2004, our expectation that, by the end of the year, CG53135 will be in Phase II trials for cancer supportive care, CR002 will be in Phase I trials for kidney inflammation, our intention to announce additional internal programs for clinical development in 2005 and beyond, our ability to further accelerate our oncology clinical development program, as well as our other programs, through the application of genomics to: identify biomarkers; select appropriate patients; measure response; and further improve the efficiency of our clinical development process. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly Report on Form 10-Q for the period ended March 31, 2004 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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